Exhibit 4.3

[FACE OF SECURITY]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Assurant, Inc.

FLOATING RATE SENIOR NOTES DUE 2021

No. R-1

CUSIP No. 04621X AL2	$300,000,000

Assurant, Inc., a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum of Three Hundred Million Dollars ($300,000,000) on March 26, 2021.

The Securities will bear interest at an annual rate equal to Three-month LIBOR plus 1.250%, and the Company will pay accrued interest quarterly in arrears on March 26, June 26, September 26 and December 26 (or if any of these days is not a Business Day, on the next Business Day, except that, if such Business Day is in the next succeeding calendar month, interest will be payable on the immediately preceding Business Day) (each a “Floating-Rate Interest Payment Date”), beginning on June 26, 2018.

The Company will pay such accrued interest to the persons or entities in whose names Securities are registered at the close of business on March 11, June 11, September 11, and December 11 (whether or not a Business Day), as the case may be, immediately preceding the relevant Floating-Rate Interest Payment Date. The amount of interest payable for any Floating-Rate Interest Period will be computed on the basis of a 360-day year and the actual number of days elapsed.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, (iii) a day on which the corporate trust office of the trustee is closed for business or (iv) day that is not a London Banking Day.

“Floating-Rate Interest Period” means the period from, and including March 27, 2018, to, but excluding, the first Floating-Rate Interest Payment Date and each successive period from, and including, a Floating-Rate Interest Payment Date to, but excluding, the next Floating-Rate Interest Payment Date.

For the purposes of calculating interest due on the Securities during any Floating Rate Interest Period:

“Three-month LIBOR” means, with respect to any Floating-Rate Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Floating-Rate Interest Period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Determination Date for that Floating-Rate Interest Period; provided that: (i) if such rate does not appear on Reuters Page LIBOR01, Three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Floating-Rate Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the

London interbank market by four major banks in the London interbank market selected by the Calculation Agent after consultation with the Company, at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Floating-Rate Interest Period. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Floating-Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations; (ii) if fewer than two quotations are provided as described in clause (i) above, Three-month LIBOR with respect to that Floating-Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent after consultation with the Company, at approximately 11:00 a.m., New York City time, on the first day of that Floating-Rate Interest Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Floating-Rate Interest Period and in a principal amount of not less than $1,000,000; and (iii) if fewer than three banks selected by the Calculation Agent to provide quotations provide quotes as described in clause (ii) above, Three-month LIBOR for that Floating-Rate Interest Period will be determined by the Calculation Agent in its sole discretion, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such sources as it deems reasonable from which to estimate Three-month LIBOR or any of the foregoing lending rates. Notwithstanding the foregoing clauses (i), (ii) and (iii): (a) if the Calculation Agent determines on the relevant LIBOR Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted successor base rate, then the Calculation Agent shall use such successor base rate; and (b) if the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of Business Day, the LIBOR Determination Date and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

Promptly upon such determination, the Calculation Agent will notify the Company and the Trustee (if the Calculation Agent is not the Trustee) of the interest rate for the new Floating-Rate Interest Period. Upon request of a holder of the Securities, the Calculation Agent will provide to such holder the interest rate in effect for the relevant Floating-Rate Interest Period on the date of such request and, if determined, the interest rate for the next Floating-Rate Interest Period. All calculations made by the Calculation Agent for the purposes of calculating interest on the Securities during any Floating-Rate Interest Period shall be conclusive and binding on the holders, the Trustee and the Company, absent manifest errors.

“Calculation Agent” means the calculation agent appointed by the Company pursuant to the Calculation Agency Agreement between the Company and U.S. Bank National Association, dated the date hereof or any successor thereto appointed by the Company;

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by the Company as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits);

“LIBOR determination date” means the second scheduled London banking day immediately preceding the first day of the relevant floating-rate interest period; and

“London banking day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and in deposits in U.S. dollars) in London.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: March 27, 2018

Assurant, inc.

By:
Name:
Title:

[Signature Page to Global Note (2021 Notes)]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: March 27, 2018

U.S. BANK NATIONAL ASSOCIATION,
As Trustee,

By:
Authorized Officer

[Signature Page to Global Note (2021 Notes)]

[REVERSE OF SECURITY]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of March 28, 2013 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Securities of this series are subject to redemption upon not less than 15 days’ but not more than 60 days’ notice by mail, in whole or in part, at the Company’s option and at any time prior to March 26, 2019 or from time to time, at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

Within five New York Business Days following the earlier of (a) the date on which an Acquisition Termination Event occurs and (b) December 17, 2018, if the TWG Acquisition has not closed on or prior to such date, the Company will be required to send a notice of mandatory redemption to the holders of the Securities fixing the date of such mandatory redemption (such date to be 15 days from the sending of the notice of mandatory redemption). On such mandatory Redemption Date, the Company will be required to redeem the Securities, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the Securities to the Redemption Date.

“Acquisition Termination Event” means either (1) the termination of the TWG Acquisition Agreement or (2) the Company determines in its reasonable judgment that the TWG Acquisition will not occur.

“TWG Acquisition” means the Company’s pending acquisition of TWG Holdings Limited.

“TWG Acquisition Agreement” means the Amended and Restated Agreement and Plan of Merger, dated January 8, 2018 entered into in connection with the TWG Acquisition.

The interest rate payable on the Securities will be subject to adjustment from time to time, in the manner set forth below, if any of Moody’s Investor Service, Inc. (“Moody’s”) or S&P Global Inc. (“S&P”) (or, in either case, a substitute Rating Agency therefor) downgrades or subsequently upgrades the credit rating assigned to the Securities. If the rating on the Securities from either of Moody’s or S&P is a rating set forth in the table below (or, in either case, the equivalent thereof, in the case of a substitute Rating Agency), the interest rate payable on the Securities shall increase from the stated interest rate payable on the Securities on the date of their initial issuance by the sum of the number of basis points set forth next to each such rating.

Rating Agencies
Rating Levels	Moody’s*	S&P*
1	Ba1	BB+	25 basis points
2	Ba2	BB	50 basis points
3	Ba3	BB-	75 basis points
4	B1 or below	B+ or below	100 basis points

* Including the equivalent ratings of any substitute Rating Agency.

For so long as only one Rating Agency provides a rating on the Securities, any subsequent increase or decrease in the interest rate on the Securities necessitated by a reduction or increase in the rating by the Rating Agency providing the rating shall be twice the applicable number of basis points set forth in the applicable table above. For so long as no Rating Agency provides a rating on the Securities, the interest rate on such Securities will increase to, or remain at, as the case may be, 2.000% above the stated interest rate payable on such Securities on the date of their initial issuance.

If any Rating Agency changes its rating or initiates a rating with respect to the Securities, the per annum interest rate on such Securities will be increased or decreased in accordance with the foregoing requirements.

Any interest rate increase or decrease described above will take effect from the first day of the first interest payment period following interest payment period during which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment period following the interest payment period during which a rating change occurs. If any Rating Agency changes its rating on the Securities more than once during any particular interest period, the last such change to occur will control for purposes of the rating provided by such Rating Agency for the applicable interest period.

The interest rate on the Securities will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Rating Agency) if the Securities become rated Baa1 and BBB+ (or, in either case, the equivalent thereof, in the case of a substitute Rating Agency) or higher by Moody’s and S&P (or, in either case, a substitute Rating Agency therefor), respectively, with a stable or positive outlook (or one of these ratings if the Securities are only rated by one Rating Agency).

In no event shall: (1) the per annum interest rate on the Securities be reduced below the stated interest rate payable on such Securities on the date of their initial issuance, and (2) the total increase in the per annum interest rate on the Securities exceeds 200 basis points above the stated interest rate payable on the Securities on the date of their initial issuance. Nothing herein shall be construed as a requirement that the Company obtain a rating on the Securities from any Rating Agency or otherwise.

For the purposes of the foregoing,

“Rating Agency” means each of Moody’s and S&P, or if Moody’s or S&P shall not make a rating on the Securities, as applicable, publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) that shall be substituted for Moody’s or S&P, as the case may be.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.